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                                                                  EXHIBIT 15(ha)
                              GOLDMAN SACHS TRUST

                                (SERVICE CLASS)

                                  SERVICE PLAN

                    January 28, 1993 as amended July 1, 1993



     WHEREAS, Goldman Sachs Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended;

     WHEREAS, the Trust has eight series or Funds, each of which is a separate pool of assets with its own investment policies (the "Funds") and each Fund may be divided into four separate classes: Class A, the Institutional Class, the Administration Class and the Service Class;

     WHEREAS, the Trust, on behalf of the Service Class of each Fund, desires to adopt a Service Plan and the Board of Trustees of the Trust has determined that there is a reasonable likelihood that adoption of this Service Plan will benefit each Fund and its shareholders; and

     WHEREAS, the Trust, on behalf of the Service Class of each Fund, employs institutions (the "Service Organizations") to act as nominees and record holders of shares of beneficial interest of the Service Class ("Service Shares") for their respective customers who are or may become beneficial owners of such Service Shares (the "Customers") and to perform certain account administration and shareholder liaison services with respect to the Customers pursuant to Service Agreements between the Trust, on behalf of the Service Class of each Fund, and such Service Organizations (the "Agreements").

     NOW, THEREFORE, the Trust, on behalf of the Service Class of each Fund, hereby adopts this Service Plan (the "Plan") on the following terms and conditions:

     1. (a) The Trust, on behalf of each Service Class of each Fund, is authorized to pay each Service Organization the monthly or quarterly service fee specified in the Agreement with such Service Organization for (1) administration services and (2) personal and account maintenance services performed and expenses incurred by the Service Organization in connection with such Fund's Service Shares. The fee paid for such services during any one year shall not exceed .50% of the average daily net asset value of the Service Shares of such Fund which are owned beneficially by the Customers of such Service Organization during the period; provided, however, that the fee paid for personal and account maintenance services and expenses shall not exceed .25% of the average daily net asset value of the Service Shares of such Fund which are owned beneficially by the Customers of such Service Organization during such period.

         (b) Administration services and expenses for which a Service Organization may be compensated under this Plan include, without limitation, (i) acting as record holder and nominee of all Service Shares beneficially owned by Customers; (ii) establishing and maintaining individual accounts and records with respect to Service Shares owned by each Customer; (iii) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange Service Shares; (iv) receiving and transmitting funds representing the purchase price or redemption proceeds of such Service Shares; (v) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (vi)
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responding to investor requests for prospectuses; (vii) displaying and making prospectuses available on the Service Organization's premises and (viii) assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Service Organization.

         (c) Personal and account maintenance services and expenses for which a Service Organization may be compensated under this Plan include, without limitation, (i) providing facilities to answer inquiries and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Fund; and (ii) acting as liaison between Customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems.

         (d) Appropriate adjustments to payments made pursuant to clause (a) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of a Fund in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by subsection (d) of Section 26 of Article III of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

     2. This Plan shall not take effect with respect to the Service Class of any Fund until it has been approved by a vote of at least a majority of the outstanding voting securities of the Service Class of such Fund.

     3. This Plan shall not take effect as to any Fund until the Plan, together with any related agreements, has been approved for such Fund by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "non-interested Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     4. This Plan shall remain in effect until June 30 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     5. The President, Vice President, Treasurer or any Assistant Treasurer of the Trust shall provide the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services performed by and fees paid to each Service Organization under the Agreements and this Plan.

     6. This Plan may be terminated as to the Service Class of any Fund at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of the Service Class of such Fund.

     7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 2 hereof. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

     8. While this Plan is in effect, the selection and nomination of the non-interested Trustees of the Trust shall be committed to the discretion of the non-interested Trustees.

     9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of the
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Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Trust, on behalf of the Service Class of each Fund, has executed this Service Plan as of the day and year first written above.

                              GOLDMAN SACHS TRUST
                              (on behalf of the Service Class of each Fund)


                              By:     Marcia L. Beck
                                 --------------------------------
                                 Marcia L. Beck
                                 President of the Trust